Exhibit 10.1

November 15, 2012

Dear Harvey Brownlee:

This letter is to confirm your new role as EVP and Chief Restaurant Operations Officer, Bob Evans Farms, Inc. reporting directly to Randy Hicks, President Bob Evans Farms, Inc. Below you will find details regarding your compensation and benefits in this assignment.

Income: Your rate of pay will be $14,423 per pay period, paid bi-weekly (approximately $375,000 annually).

Incentive Compensation Bonus: You will be eligible to earn a target incentive compensation bonus of 60%* of your base salary. There are several factors that can impact the actual bonus paid each year, particularly individual performance as well as the company’s financial performance. You will be eligible to receive your annual bonus in June 2013 for the fiscal year ending in April 2013. Your FY13 bonus will be pro-rated based on the number of months in position.

PIP: In addition to the annual bonus, you are eligible for the company’s Performance Incentive Plan (PIP). The Company sets performance goals annually and they are determined by specific business unit goals and/or the company’s earnings per share goal. Your participation in this plan is at a target of 95% of base salary if the performance goal is attained. Awards made pursuant to the Performance Incentive Plan are in the form of restricted stock to vest over three years. Your FY13 equity grant will be pro-rated based on the number of months in position.

Start/Effective Date:	November 15, 2012

Benefits:	Your current benefit elections and eligibility will remain unchanged as you transition into this new role.

Vacation/Holidays:	Your current eligibility for vacation and holiday time off will remain unchanged as you transition into this new role.

We hope you find this offer satisfactory and that it is your decision to accept this role by signing below and returning it by November 26, 2012. Should you have any questions, please feel free to contact me. We look forward to hearing from you soon.

Sincerely,

Joe Eulberg

EVP Human Resources

Bob Evans Farms, Inc.

(614) 492-4993

Offer Accepted:

Signature _/s/_Harvey Brownlee_______________________________	Date: _11/27/12___________
Harvey Brownlee

* includes the additional 5% given in place of merit adjustments